Exhibit 99.3


                                  [Chase Logo]


Chase Bank USA, N.A.
201 N. Walnut Street
Wilmington, DE 19813

                                 March 29, 2005

                   Management Report on Internal Control over
                Servicing of Securitized Credit Card Receivables

Management of Chase Bank USA, NA (the "Bank"), as servicer of the Chase Credit Card Master Trust, (the "Trust"), is responsible for establishing and maintaining effective internal control over servicing of securitized credit card receivables, which is designed to provide reasonable assurance regarding the proper servicing of securitized credit card receivables, in compliance with the Chase Credit Card Master Trust Fourth Amended and Restated Pooling and Servicing Agreement dated as of October 15, 2004.

There are inherent limitations in any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to servicing of securitized credit card receivables. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management of the Bank, as servicer of the Chase Credit Card Master Trust, assessed its internal control over servicing of securitized credit card receivables as of December 31, 2004, in compliance with the Chase Credit Card Master Trust Fourth Amended and Restated Pooling and Servicing Agreement dated as of October 15, 2004, in relation to the criteria for effective internal control established in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that the Bank, as servicer of the Chase Credit Card Master Trust, maintained effective internal control over servicing of securitized credit card receivables as of December 31, 2004, in compliance with the Chase Credit Card Master Trust Fourth Amended and Restated Pooling and Servicing Agreement dated as of October 15, 2004, based on the criteria for effective internal control established in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.


/s/ Raymond Fischer
-----------------------
Raymond Fischer
Chief Financial Officer
Chase Bank USA, N.A.

/s/ Keith Schuck
-----------------------
Keith Schuck
President
Chase Bank USA, N.A.